Filed Pursuant to Rule 433

Registration No. 333-253385

October 7, 2021

FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Equity Index Underlying Supplement dated February 23, 2021)

HSBC USA Inc.

Buffered Accelerated Market
Participation SecuritiesTM
 (“Buffered AMPS”)

•	Buffered Accelerated Market Participation Securities linked to the Russell 2000® Index
•	Maturity of approximately 4 years
•	If the level of the Underlying increases or does not decrease by more than 9%, you will receive a positive return equal to 1.115 times the sum of 9% plus the Reference Return of the Underlying, subject to a maximum return of 33.45%
•	1x exposure to any negative Reference Return of the Least Performing Underlying beyond -9%
•	The Initial Level of the Underlying will equal the arithmetic average of its daily closing levels during a three month period beginning on the Pricing Date
•	The Final Level of the Underlying will equal the arithmetic average of its daily closing levels during a three month period shortly before the maturity date
•	Any payments on the securities are subject to the credit risk of HSBC USA Inc.

The Buffered Accelerated Market Participation SecuritiesTM (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the Securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Securities on the Trade Date is expected to be between $900 and $990 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

Price to Public		Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximately 4 years
Reference Asset	The Russell 2000® Index (Ticker: RTY) (the “Underlying”).
Upside Participation Rate	111.50% (1.115x) exposure to any Reference Return greater than -9%
Maximum Cap	33.45%
Buffer Percentage	-9%
Reference Return	With respect to the Underlying: Final Value – Initial Value Initial Value
Payment at Maturity per Note

If the Final Level of the Underlying is equal to or greater than 91% of its Initial Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, equal to the lesser of:

(1)$1,000 + {$1,000 × [(9% + Reference Return) × Upside Participation Rate]}, and

(2)$1,000 + ($1,000 × Maximum Cap).

If the Final Level of the Underlying is less than 91% of its Initial Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 9%)].

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return of the Underlying is below the Buffer Percentage. For example, if the Reference Return is -30%, you will incur a 21% loss and receive 79% of the Principal Amount. If the Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 91%) of your principal.

Initial Valuation Period	Each trading day from and including October 6, 2021 to and including January 4, 2022.
Final Valuation Period	Each trading day from and including July 1, 2025 to and including September 30, 2025.
Pricing Date	October 6, 2021
Trade Date	October 7, 2021
Original Issue Date	October 13, 2021
Maturity Date (2)	October 3, 2025
CUSIP/ISIN	40439JPY5 / US40439JPY54

(1) As more fully described starting on page FWP-4.
(2) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

The Securities

These Buffered Accelerated Market Participation Securities may be suitable for investors who believe that the value of the Underlying will increase over the term of the Securities. If the Reference Return is greater than the Buffer Percentage, but less than its Initial Value, the Securities will provide a return of principal.

If the Reference Return increases or does not decrease by more than 9% over the term of the Securities, you will realize 111.50% (1.115) of the percentage increase of Underlying, subject to a Maximum Cap of 33.45%.

If the Reference Return of the Underlying declines by more than 9.00%, you will lose some or a significant portion (up to 91%) of your principal.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Securities reflecting an Upside Participation Rate of 111.50%, the Buffer Percentage of -9.00% and the Maximum Cap of 33.45%. The left hand column shows the Reference Return of the Underlying.

Information about the Reference Asset

The Russell 2000® Index (“RTY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The graphs above illustrate the daily performance of the Underlying from October 5, 2011 through October 5, 2021. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on the Underlying , please see “Description of the Reference Asset” beginning on page FWP-14 of this document. We have derived all disclosure regarding the Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlying.

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HSBC USA Inc.

Buffered Accelerated Market Participation SecuritiesTM (Buffered AMPS)

Linked to the Russell 2000® Index

This free writing prospectus relates to a single offering of Buffered Accelerated Market Participation SecuritiesTM. The securities will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return (each as defined below) is less than the Buffer Percentage, lose some or a significant portion (up to 91%) of your principal.

This free writing prospectus relates to an offering of securities linked to the Russell 2000® Index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Underlying as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security (subject to a minimum purchase of $1,000 in aggregate principal amount)
Reference Asset:	The Russell 2000® Index (“RTY”) (the “Underlying”)
Trade Date:	October 7, 2021
Pricing Date:	October 6, 2021
Original Issue Date:	October 13, 2021
Initial Valuation	Each trading day from and including October 6, 2021 to and including January 4, 2022.
Period:
Valuation Period:	Each trading day from and including July 1, 2025 to and including September 30, 2025.
Maturity Date:	3 business days after the end of the Valuation Period, expected to be October 3, 2025. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:	If the Final Level of the Underlying is equal to or greater than 91% of its Initial Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, equal to the lesser of:
(1) $1,000 + {$1,000 × [(9% + Reference Return) × Upside Participation Rate]}, and
(2) $1,000 + ($1,000 × Maximum Cap).
If the Final Level of the Underlying is less than 91% of its Initial Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 9%)].
Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return of the Underlying is below the Buffer Percentage. For example, if the Reference Return of the Underlying is -30%, you will incur a 21% loss and receive 79% of the Principal Amount. If the Reference Return of the Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 91%) of your principal.
Maximum Cap:	33.45%
Upside Participation Rate:	111.50%
Buffer Percentage:	-9%
Reference Return:	With respect to the Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level

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Initial Level:	With respect to the Underlying, the arithmetic average of its Official Closing Levels during Initial Valuation Period on which a Market Disruption Event does not occur. If a Market Disruption Event exists with respect to the Underlying on any scheduled trading day during Initial Valuation Period, then its Official Closing Level on that day will not be used in the determination of its Initial Level. For the avoidance of doubt, if no Market Disruption Event exists with respect to the Underlying on a scheduled trading day during Initial Valuation Period, its Official Closing Level on that day will be used in the determination of its Initial Level, irrespective of the existence of a Market Disruption Event with respect to the other Underlying occurring on that day.
Final Level:	With respect to the Underlying, the arithmetic average of its Official Closing Levels on each trading day during the Valuation Period on which a Market Disruption Event does not occur. If a Market Disruption Event exists with respect to the Underlying on any scheduled trading day during the Valuation Period, then its Official Closing Level on that day will not be used in the determination of its Final Level. For the avoidance of doubt, if no Market Disruption Event exists with respect to the Underlying on a scheduled trading day during the Valuation Period, its Official Closing Level on that day will be used in the determination of its Final Level, irrespective of the existence of a Market Disruption Event with respect to the other Underlying occurring on that day.
CUSIP/ISIN:	40439JPY5 / US40439JPY54
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Securities is expected to be less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors — The Estimated Initial Value of the Securities, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Securities in the secondary market, if any."

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This document relates to an offering of Securities linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Underlying or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021, and the Equity Index Underlying Supplement dated February 23, 2021. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Securities. You may revoke your offer to purchase the Securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any material changes to the terms of the Securities, we will notify you.

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Interest

The Securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Securities.

Reference Sponsors

The reference sponsor of the RTY is FTSE Russell.

INVESTOR SUITABILITY

The securities may be suitable for you if:

•	You seek an investment with a return linked to the Underlying and you believe the Reference Return of the Underlying will not be less than -9%.

•	You are willing to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.

•	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that its Reference Return is less than the Buffer Percentage.

•	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•	You are willing to forgo dividends or other distributions paid to holders of the stocks included in either Underlying.

•	You do not seek current income from your investment.

•	You do not seek an investment for which there is an active secondary market.

•	You are willing to hold the securities to maturity.

•	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

•	You believe that the Reference Return will be less than -9% or that the Reference Return of the Underlying will not be sufficiently positive to provide you with your desired return.

•	You are unwilling to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.

•	You are unwilling to make an investment that is exposed to the negative Reference Return of the Underlying on a 1-to-1 basis for each percentage point that its Reference Return is less than the Buffer Percentage.

•	You seek an investment that provides full return of principal.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•	You prefer to receive the dividends or other distributions paid on the stocks included in either Underlying.

•	You seek current income from your investment.

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the securities to maturity.

•	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in either Underlying. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Securities

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Underlying from the Pricing Date to the Valuation Period on a one-for-one basis if its Reference Return is less than the Buffer Percentage. Accordingly, if the Reference Return of the Underlying is less than the Buffer Percentage, your Payment at Maturity will be less than the Principal Amount of your securities. You may lose up to 91% of your investment at maturity.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the level of either Underlying (as multiplied by the Upside Participation Rate) beyond the Maximum Cap. You will not receive a return on the securities greater than the Maximum Cap.

The Initial Level will be determined after the Pricing Date of the securities.

The Initial Level of the Underlying will be arithmetic average of its Official Closing Levels during the Initial Valuation Period, which will be the scheduled trading days during a three month period beginning on the Pricing Date. As a result, the Initial Level will not be determined, and neither you nor we or any of our affiliates can be certain of what the Initial Level of either Underlying will be until after the Pricing Date and the Original Issue Date of the securities.

The amount payable on the securities is not linked to the levels of the Underlying at any time other than during the Valuation Period.

The Final Level of the Underlying will equal the arithmetic average of its Official Closing Levels on each trading day during the Valuation Period. Even if the level of the Underlying appreciates during the term of the securities other than during the Valuation Period but then decreases during the Valuation Period, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Underlying prior to such decrease. Although the actual levels of the Underlying on the Maturity Date or at other times during the term of the securities may be higher than their respective Final Levels, the Payment at Maturity will be based solely on the Official Closing Levels of the Underlying during the Valuation Period.

Risks Relating to the Reference Asset

Changes that affect the Underlying may affect the value of the Underlying and the market value of the Securities and the amount you will receive on the Securities and the amount you will receive at maturity.

The policies of the reference sponsor of the Underlying concerning additions, deletions and substitutions of the stocks included in the Underlying, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of the Underlying. The policies of the reference sponsor with respect to the calculation of the Underlying could also affect the value of the Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of the Underlying. Any such actions could affect the value of the Underlying and the value of and the return on the Securities.

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Small-Capitalization Risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

General Risk Factors

The Securities are subject to the credit risk of HSBC USA Inc.

The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities.

The Securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Securities.

The Estimated Initial Value of the Securities, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Securities in the secondary market, if any.

The Estimated Initial Value of the Securities will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We will determine the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

The price of your Securities in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlying and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

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We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial

If we were to repurchase your Securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in the Underlying.

As a holder of the Securities, you will not have any ownership interest in the stocks included in the Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Securities will not reflect any dividends on those stocks, the Securities may underperform an investment in the stocks included in the Underlying.

The Securities lack liquidity.

The Securities will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Securities.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. We will not have any obligation to consider your interests as a holder of the Securities in taking any action that might affect the value of your Securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying relative to its Initial Level. We cannot predict the Initial Level or the Final Level of either Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level of the Underlying used in the examples below is not expected to be the actual Initial Level of either Underlying. You should not take this illustration or these examples as an indication or assurance of the expected performance of either Underlying or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns of the Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Value:	1,000.00
▶	Upside Participation Rate:	111.50%
▶	Maximum Cap:	33.45%
▶	Buffer Percentage:	-9%

The actual Initial Level of the Underlying will be determined after the final Initial Valuation Period.

Hypothetical Final Level of the	Hypothetical Reference Return of	Hypothetical Final	Hypothetical Return on
Underlying	the Underlying	Settlement Value	the Securities
2,000.00	100.00%	$1,334.50	33.450%
1,800.00	80.00%	$1,334.50	33.450%
1,600.00	60.00%	$1,334.50	33.450%
1,400.00	40.00%	$1,334.50	33.405%
1,300.00	30.00%	$1,334.50	33.405%
1,210.00	21.00%	$1,334.50	33.450%
1,200.00	20.00%	$1,323.35	32.335%
1,100.00	10.00%	$1,211.85	21.185%
1,050.00	5.00%	$1,156.10	15.610%
1,000.00	0.00%	$1,100.35	10.035%
970.00	-3.00%	$1,066.90	6.690%
950.00	-5.00%	$1,044.60	4.460%
910.00	-9.00%	$1,000.00	0.000%
900.00	-10.00%	$990.00	-1.000%
850.00	-15.00%	$940.00	-6.000%
800.00	-20.00%	$890.00	-11.000%
600.00	-40.00%	$690.00	-31.000%
400.00	-60.00%	$490.00	-51.000%
200.00	-80.00%	$290.00	-71.000%
0.00	-100.00%	$90.00	-91.000%

FWP-11

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Final Level of the Underlying is greater than its Initial Level by more than 27%.

Underlying	Initial Value	Final Value	Reference Return
RTY	1,000.00	1,350.00 (135% of its Initial Value)	35.00%

Because the Initial Level is 1,000.00 and the Final Level is 1,350.00, the Reference Return is 35.00%, calculated as follows:

(1,350.00 - 1,000.00) / 1,000.00 = 35.00%

Because the Reference Return is greater than 21%, and such Reference Return added to 9% and multiplied by the hypothetical Upside Participation Rate is greater than the Maximum Cap, the Final Settlement Value would be $1,334.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 33.45%)

= $1,334.50

Example 2: The Final Level of the Underlying is greater than its Initial Level by less than 21%.

Underlying	Initial Value	Final Value	Reference Return
RTY	1,000.00	1,100.00 (110% of its Initial Value)	10.00%

Because the Initial Level is 1,000.00 and the Final Level is 1,100.00, the Reference Return is 10.00%, calculated as follows:

(1,100.00 - 1,000.00) / 1,000.00 = 10.00%

Because the Reference Return is not less than -9%, and such Reference Return added to 9% and multiplied by the hypothetical Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,211.85 per $1,000 Principal Amount, calculated as follows:

1,000 + {$1,000 × [(9% + Reference Return of the Underlying) × Upside Participation Rate]}

    = $1,000 + {$1,000 × [(9% + 10.00%) × 111.50%]}

    = $1,211.85

Example 3: The Final Level of the Underlying is less than its Initial Level by no more than 9%.

Underlying	Initial Value	Final Value	Reference Return
RTY	1,000.00	950.00 (95% of its Initial Value)	-5.00%

Because the Initial Level is 1,000.00 and the Final Level is 950.00, the Reference Return of the Underlying is -5.00%, calculated as follows:

(950.00 - 1,000.00) / 1,000.00 = -5.00%

Because the Reference Return of the Underlying is not less than -9%, the Final Settlement Value would be $1,044.60 per $1,000 Principal Amount of the securities, calculated as follows:

1,000 + {$1,000 × [(9% + Reference Return of the Underlying) × Upside Participation Rate]}

    = $1,000 + {$1,000 × [(9% + -5.00%) × 111.50%]}

    = $1,044.60

FWP-12

Example 4: The Final Level of the Underlying is less than its Initial Level by more than 9%.

Underlying	Initial Value	Final Value	Reference Return
RTY	1,000.00	400.00 (40% of its Initial Value)	-60.00%

Because the Initial Level is 1,000.00 and the Final Level is 400.00, the Reference Return of the Underlying is -60.00%, calculated as follows:

(400.00 - 1,000.00) / 1,000.00 = -60.00%

Because the Reference Return is less than -9%, the Final Settlement Value would be $490.00 per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Underlying + 9%)]

= $1,000 + [($1,000 × (-60.00% + 9%))

= $490.00

Example 5 shows that you are exposed on a 1-to-1 basis to declines in the level of the Underlying beyond the Buffer Percentage of -9%. YOU MAY LOSE UP TO 91% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

FWP-13

 DESCRIPTION OF THE REFERENCE ASSET

Description of the RTY

The Russell 2000® Index (“RTY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

For more information about the RTY, see "The Russell 2000® Index" beginning on page S-45 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from October 5, 2011 through October 5, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY at any time.

FWP-14

EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the 90 calendar days immediately preceding the date of acceleration will be used as the Valuation Period for purposes of determining the Reference Return of the Underlying , and the accelerated maturity date will be three business days after the date of acceleration. If a Market Disruption Event exists with respect to the Underlying on any scheduled trading day during that period, then its Official Closing Level on that day will not be used in the determination of its Final Level. For the avoidance of doubt, if no Market Disruption Event exists with respect to the Underlying on a scheduled trading day during that period, its Official Closing Level on that day will be used in the determination of its Final Level, irrespective of the existence of a Market Disruption Event with respect to the other Underlying occurring on that day.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

FWP-15

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

FWP-16

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$            Buffered Accelerated Market
Participation Securities Linked to
the Russell 2000® Index

October 7, 2021

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Description of the Reference Asset	FWP-14
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-16

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-22
The MSCI Indices	S-24
The NASDAQ 100 Index®	S-31
The Nikkei Stock Average	S-34
The NYSE® FANG+™ Index	S-36
The PHLX Housing Sector Index	S-41
The Russell 2000® Index	S-45
The S&P 100® Index	S-48
The S&P 500® Index	S-55
The S&P 500® Low Volatility Index	S-62
The S&P BRIC 40 Index	S-65
The S&P MidCap 400® Index	S-68
The S&P/ASX 200 Index	S-75
The S&P 500® ESG Index	S-78
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58